Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: Cody Phipps President and Chief Executive Officer or Todd Shelton Senior Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS REPORTS

FOURTH QUARTER 2014 FINANCIAL RESULTS

ANNOUNCES RESTRUCTURING/REPOSITIONING PLAN

DEERFIELD, Ill., February 16, 2015– United Stationers Inc. (NASDAQ: USTR), a leading supplier of workplace essentials, today announced financial results for the fourth quarter ended December 31, 2014 and plans to improve efficiency and deliver enhanced customer service to position the business for long-term success.

Overview

•	Fourth quarter earnings per share were $0.67, down 21.2 percent from the prior year quarter, primarily driven by the previously announced $8.2 million loss on the disposition of MBS Dev
•	Fourth quarter adjusted earnings per share were $0.88(1), up 2.3 percent compared to the prior year
•	Fourth quarter sales increased 8.9% to $1.33 billion when compared to the fourth quarter of last year
•	Fourth quarter gross margin was $212.9 million, or 16.0 percent of sales, consistent with the fourth quarter of 2013
•	Full year reported earnings per share was $3.05, comparable to 2013; on an adjusted basis, full year earnings per share declined to $3.26(1) from $3.29 in 2013.

“We finished the year with strong sales momentum in the face of rapidly changing industry dynamics,” said Cody Phipps, president and chief executive officer. “Nonetheless, we are taking decisive actions to maximize future operating results and deliver enhanced customer service in the years ahead. Throughout 2015 we will continue to invest in a common operating/information technology platform and will be rebranding the company consistent with our vision and strategy to be the fastest and most convenient solution for workplace essentials.  These actions will result in a charge to earnings in the first quarter and incremental operating expenses of approximately $15 million in 2015.  These investments are expected to deliver incremental operating income in 2016, and we are targeting $15 to $20 million in total cost savings annually thereafter. I am confident these actions will accelerate our operating performance and be beneficial to our shareholders.”

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted unless stated otherwise.

United Stationers Reports Fourth Quarter 2014 Financial Results

Fourth Quarter Performance

Fourth quarter 2014 sales increased 8.9%, driven by solid organic growth and by the acquisitions of MEDCO and CPO in 2014. Gross margin was 16.0%, comparable to the fourth quarter of 2013.

•

Sales of industrial supplies increased 58.6 percent to $197.2 million, including $66.6 million from the CPO and MEDCO acquisitions, from $124.3 million in 2013.  Organic industrial supplies sales were up 5.1 percent over the prior year quarter. Janitorial and breakroom supplies sales increased 11.4 percent to $371.0 million from $333.0 million.  Total office products sales were down 1 percent to $723.4 million from $730.0 million. This decline was driven by lower technology products and furniture sales.

•	Gross margin included a favorable 20 basis points from acquisitions. Excluding the acquisitions, gross margin declined due to a shift in customer and product mix.
•

Adjusted operating expense(1) rate, excluding approximately 30 basis points related to acquisitions, declined slightly due to lower variable management compensation, offset partially by increased professional service fees and software expense.

 Full Year Performance

2014 sales increased 4.8% and gross margin declined to 15.2% compared with 15.5% in 2013, driven primarily by a shift in customer and product mix and higher freight costs.

•

Sales of industrial supplies increased 23.4 percent from $517.8 million to $638.8 million, including $96.7 million from the CPO and MEDCO acquisitions.  Organic industrial supplies sales were up 4.7 percent over last year. Janitorial and breakroom supplies sales increased 8.4 percent to $1,448.5 million from $1,336.2 million.  Sales in the office products category were down slightly to $3,078.5 million from $3,088.6 million.  This decline was driven by a decline in the technology products and furniture categories, partially offset by increased sales in the traditional office products category.

•	Gross margin included a favorable 10 basis points from acquisitions. Excluding the acquisitions, gross margin declined due to a shift in customer and product mix and higher freight costs.
•

Adjusted operating expense(1), excluding 10 basis points from acquisitions, was comparable to the prior year. Additional expenses were incurred related to the common operating/IT platform initiative for the office product, janitorial, and breakroom businesses, partially offset by a decline in variable management compensation and employee related healthcare expenses.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the year ended December 31, 2014 was $77.1 million, compared with $74.7 million last year.  Current period cash flow was impacted by higher inventory and a decrease in accounts payable.  Cash flow used in investing activities, including the acquisitions of CPO and MEDCO, totaled $183.6 million in 2014, compared with $30.3 million last year.

The company currently has approximately $1.0 billion of total committed debt capacity.  As of December 31, 2014, the company had total debt outstanding of $713.9 million compared with $533.7 million as of December 31, 2013.  Debt-to-total capitalization increased to 45.5 percent at December 31, 2014 from 39.3 percent at December 31, 2013 related to the MEDCO acquisition in the fourth quarter.  In 2014, the company paid $50.0 million to acquire approximately 1.2 million shares and paid cash dividends of $21.8 million to common shareholders.

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United Stationers Reports Fourth Quarter 2014 Financial Results

Repositioning for Sustained Success

The company is taking decisive actions to reposition the business, provide enhanced customer service, and create sustained long-term success. In 2015 the company will:

•	Invest an incremental $15.0 million to move to a common operating/IT platform that will simplify the customer experience and deliver operating cost savings.
•	Record a charge of approximately $9.0 million related to workforce and facility consolidations. The company expects savings of $6.0 million in 2015 and $10.0 million annually, beginning in 2016.
•	Record non-cash charges of approximately $12.0 million for the impairment of intangibles related to rebranding and $12.0 to $16.0 million related to listing a non-strategic business for sale.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, February 17, 2015, at 7:30 a.m. CDT, to discuss fourth quarter 2014 results. To participate, callers within the U.S. should dial (877) 358-2531, callers within Canada should dial (855) 669-9657, and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10058391.”  To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.unitedstationers.com), and click on the “Q4-14 Earnings Release” button on the right side of the page, several minutes before the event is broadcast.   Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the Investors section of United Stationers’ website, about two hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; end-user demand for products in the office, technology, and furniture product categories may continue to decline; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on supplier allowances and promotional incentives; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; United’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s

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United Stationers Reports Fourth Quarter 2014 Financial Results

reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company’s network of 77 distribution centers allows it to deliver these products to approximately 30,000 reseller customers. One of the Company’s wholly owned subsidiaries is an online retailer which sells direct to end consumers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Reports Fourth Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$1,333,082	$1,223,638	$5,327,205	$5,085,293
Cost of goods sold	1,120,152	1,028,182	4,516,704	4,295,715
Gross profit	212,930	195,456	810,501	789,578
Operating expenses:
Warehousing, marketing and administrative expenses	154,455	137,870	592,050	580,428
Loss on disposition of business	8,234	-	8,234	-
Operating income	50,241	57,586	210,217	209,150
Interest expense, net	4,535	2,937	15,734	11,640
Income before income taxes	45,706	54,649	194,483	197,510
Income tax expense	19,865	20,524	75,285	74,340
Net income	$25,841	$34,125	$119,198	$123,170
Net income per share - diluted	$0.67	$0.85	$3.05	$3.06
Average number of common shares outstanding - diluted	38,806	39,915	39,130	40,236

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United Stationers Reports Fourth Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$20,812	$22,326
Accounts receivable, less allowance for doubtful accounts of $19,725 in 2014 and $20,608 in 2013	702,527	643,379
Inventories	926,809	830,295
Other current assets	30,042	29,255
Total current assets	1,680,190	1,525,255
Property, plant and equipment, at cost	138,217	143,050
Intangible assets, net	111,958	65,502
Goodwill	398,042	356,811
Other long-term assets	41,810	25,576
Total assets	$2,370,217	$2,116,194
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$485,241	$476,113
Accrued liabilities	192,792	191,531
Current maturities of long-term debt	851	373
Total current liabilities	678,884	668,017
Deferred income taxes	17,763	29,552
Long-term debt	713,058	533,324
Other long-term liabilities	104,394	59,787
Total liabilities	1,514,099	1,290,680
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2014 and 2013	7,444	7,444
Additional paid-in capital	412,291	411,954
Treasury stock, at cost – 35,719,041 shares in 2014 and 34,714,083 shares in 2013	(1,042,501)	(998,234)
Retained earnings	1,541,675	1,444,238
Accumulated other comprehensive loss	(62,791)	(39,888)
Total stockholders’ equity	856,118	825,514
Total liabilities and stockholders’ equity	$2,370,217	$2,116,194

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United Stationers Reports Fourth Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2014	2013
Cash Flows From Operating Activities:
Net income	$119,198	$123,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,381	32,153
Amortization of intangible assets	8,623	6,985
Share-based compensation	8,195	10,808
Loss (gain) on the disposition of property, plant and equipment	1,155	(57)
Amortization of capitalized financing costs	859	1,021
Excess tax benefits related to share-based compensation	(1,214)	(3,977)
Loss on disposition of business	8,234	-
Asset impairment charge	-	1,183
Deferred income taxes	(6,367)	(3,921)
Changes in operating assets and liabilities (net of acquisitions):	-
(Increase) decrease in accounts receivable, net	(16,529)	14,735
Increase in inventory	(30,319)	(66,627)
Increase in other assets	(2,898)	(4,224)
Decrease in accounts payable	(42,093)	(40,634)
Increase in checks in-transit	1,368	21,348
Increase (decrease) in accrued liabilities	1,276	(3,648)
Decrease in other liabilities	(4,736)	(13,578)
Net cash provided by operating activities	77,133	74,737
Cash Flows From Investing Activities:	-
Capital expenditures	(24,994)	(33,789)
Proceeds from the disposition of property, plant and equipment	2,767	3,516
Acquisitions, net of cash acquired	(161,406)	-
Net cash used in investing activities	(183,633)	(30,273)
	-
Cash Flows From Financing Activities:	-
Net borrowings (repayments) under revolving credit facility	155,911	(31,378)
Borrowings under Receivables Securitization Program	9,300	40,700
Repayment of debt	(135,000)	-
Proceeds from the issuance of debt	150,000	-
Net (disbursements) proceeds from share-based compensation arrangements	(2,863)	19,895
Acquisition of treasury stock, at cost	(49,982)	(62,056)
Payment of cash dividends	(21,789)	(22,309)
Excess tax benefits related to share-based compensation	1,214	3,977
Payment of debt issuance costs	(823)	(1,889)
Net cash provided by (used in) financing activities	105,968	(53,060)
Effect of exchange rate changes on cash and cash equivalents	(982)	3
Net change in cash and cash equivalents	(1,514)	(8,593)
Cash and cash equivalents, beginning of period	22,326	30,919
Cash and cash equivalents, end of period	$20,812	$22,326

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United Stationers Reports Fourth Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended December 31,
	2014		2013
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$1,333,082	100.0%	$1,223,638	100.0%
Gross profit	$212,930	16.0%	$195,456	16.0%
Operating expenses	$162,689	12.2%	$137,870	11.3%
Workforce reduction and facility closure charge	-	0.0%	1,259	0.1%
Asset impairment charge	-	-	(1,183)	(0.1%)
Loss on disposition of business	(8,234)	(0.6%)	-	-
Adjusted operating expenses	$154,455	11.6%	$137,946	11.3%
Operating income	$50,241	3.8%	$57,586	4.7%
Operating expense item noted above	8,234	0.6%	(76)	0.0%
Adjusted operating income	$58,475	4.4%	$57,510	4.7%
Net income	$25,841		$34,125
Operating expense item noted above, net of tax	8,234		402
Adjusted net income	$34,075		$34,527
Diluted earnings per share	$0.67		$0.85
Per share operating expense item noted above	0.21		0.01
Adjusted diluted earnings per share	$0.88		$0.86
Weighted average number of common shares - diluted	38,806		39,915

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share in the fourth quarter of 2014 exclude the effects of an $8.2 million loss on disposition of business. The fourth quarter 2013 excludes the effects of a $1.3 million reversal of a portion of the workforce reduction and facility closure charge taken in the first quarter of 2013, and a $1.2 million non-deductible asset impairment charge. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results and to the results of the prior year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Reports Fourth Quarter 2014 Financial Results

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Years Ended December 31,
	2014		2013
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$5,327,205	100.0%	$5,085,293	100.0%
Gross profit	$810,501	15.2%	$789,578	15.5%
Operating expenses	$600,284	11.3%	$580,428	11.4%
Workforce reduction and facility closure charge	-	0.0%	(12,975)	(0.3%)
Asset impairment charge	-	-	(1,183)	(0.0%)
Loss on disposition of business	(8,234)	(0.2%)	-	-
Adjusted operating expenses	$592,050	11.1%	$566,270	11.1%
Operating income	$210,217	3.9%	$209,150	4.1%
Operating expense item noted above	8,234	0.2%	14,158	0.3%
Adjusted operating income	$218,451	4.1%	$223,308	4.4%
Net income	$119,198		$123,170
Operating expense item noted above, net of tax	8,234		9,227
Adjusted net income	$127,432		$132,397
Diluted earnings per share	$3.05		$3.06
Per share operating expense item noted above	0.21		0.23
Adjusted diluted earnings per share	$3.26		$3.29
Weighted average number of common shares - diluted	39,130		40,236

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Share for the year ended December 31, 2014 exclude the effects of an $8.2 million loss on disposition of business; for the year ended December 31, 2013, these measures exclude the effects of a $13.0 million net charge related to workforce reduction and facility closures, and a $1.2 million non-deductible asset impairment charge. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items results in an appropriate comparison of the Company’s ongoing operating results and the results of the prior year. It is helpful to provide readers of the financial statements with a reconciliation of these items to the Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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